UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  December 8, 2008 (December 2, 2008)

ESSEX PROPERTY TRUST, INC.
(Exact Name of Registrant as Specified in its Charter)

001-13106
(Commission File Number)

Maryland	77-0369576
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

925 East Meadow Drive, Palo Alto, California 94303
(Address of Principal Executive Offices) (Zip Code)

(650) 494-3700
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01          Entry into a Material Definitive Agreement

On December 2, 2008, the Board of Directors of Essex Property Trust, Inc. (the “Company”) approved the adoption of a new deferred compensation plan the Essex Portfolio, L.P. 2005 Deferred Compensation Plan (the “2005 Deferred Compensation Plan”) and the amendment and restatement of the Essex Property Trust, Inc. Executive Severance Plan (the “Severance Plan”).  Such plans were adopted or amended and restated, as applicable, in order for such plans to comply with, or be exempt from, Section 409A (“Section 409A”) of the Internal Revenue Code.

2005 Deferred Compensation Plan

Apart from changes required by Section 409A, the material terms of the new 2005 Deferred Compensation Plan are substantially similar to the Company’s prior deferred compensation plan (which plan was frozen effective as of December 31, 2004). The 2005 Deferred Compensation Plan applies solely to compensation that is deferred after December 31, 2004.

Under the 2005 Deferred Compensation Plan, certain select management and highly compensated employees of the Company who are designated as eligible to participate may elect to defer up to 100% of base salary and up to 100% of the cash bonus for any year.  The initial election to defer must be made in the year before the compensation is earned. The Company does not currently make matching contributions, although the 2005 Deferred Compensation Plan permits the Company to make discretionary contributions.  The participant (or beneficiary in the case of death) shall become entitled to payment of his or her account upon the earlier of a (i) separation from service from the Company, (ii)  change in control of the Company, as defined in the 2005 Deferred Compensation Plan, or (iii) specified date.  Payments are generally made as a lump sum subject to a participant’s ability to elect a payout of amounts exceeding $150,000 over a period of 5, 10 or 15 annual installments.   A participant may subsequently change the form or timing of payment, within certain limitations, provided the change is not given effect for at least 12 months, is elected at least 12 months before the previously scheduled date for commencement of payment and payment is delayed for at least five years after the originally elected distribution date. No change to the form or timing of payment is permitted if it would have the effect of accelerating payment.  Under certain circumstances a distribution may also be made based on an unforeseeable emergency.  If required to comply with Section 409A, any payments made to a “key employee”, as defined under the 2005 Deferred Compensation Plan, will be delayed for a minimum of six months.    Participants also must allocate their deferred compensation account balances among hypothetical investment options directed by the participant  for the purpose of determining the rate of return on their account (although the Company does not guarantee a rate of return). A participant may change this allocation at any time in accordance with plan procedures.

Participants in the 2005 Deferred Compensation Plan are unsecured creditors of the Company and will be paid from the general assets of the Company.

Severance Plan

Changes to the Severance Plan include adding a six month delay following a separation of service for certain payments of nonqualified deferred compensation to “key employees”, revising the termination for “good reason” provision to include a notice and cure period and clarifying that legal fee and gross-up payments must be made within the timing parameters of Section 409A.

The foregoing summary of the new 2005 Deferred Compensation Plan and the amendments to the Severance Plan does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the amended and restated plans attached hereto as Exhibits 10.1 and 10.2, which are incorporated herein by reference.

Item 9.01         Financial Statements and Exhibits

Exhibit No.	Description

10.1	Essex Portfolio, L.P. 2005 Deferred Compensation Plan (as amended and restated)

10.2	Essex Property Trust, Inc. Executive Severance Plan (as amended and restated)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 8, 2008	ESSEX PROPERTY TRUST, INC.

	By:	/s/ Michael T. Dance
Michael T. Dance
Senior Executive Vice President & Chief Financial Officer